CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, as amended, of our independent auditor’s report dated March 28, 2021, with respect to the audited balance sheet of The Holiday Lifestyle Fund 1, LLC as of December 31, 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from November 5, 2020 to December 31, 2020, and the related notes to the financial statements.

Very truly yours, ASSUARANCE DIMENSIONS

/s/ Assurance Dimensions

Tampa, Florida August 20, 2021